Execution Copy

AMENDED AND RESTATED GUARANTY

AMENDED AND RESTATED GUARANTY dated as of May 24, 2006 (this “Guaranty”), from BLACK HILLS CORPORATION, a South Dakota corporation (the “Guarantor”), in favor of WYGEN FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership (the “Lessor”), and its successors and assigns.

WHEREAS, Guarantor has executed a Guaranty, dated as of July 20, 2001, as amended by Amendment No. 1 to Guaranty dated as of June 18, 2002 and Amendment No. 2 to Guaranty dated as of December 30, 2004 (as amended, the “Original Guaranty”), which Original Guaranty was entered into in connection with that certain Agreement for Lease and that certain Lease Agreement, each dated as of July 20, 2001, and each executed by Lessor and Black Hills Wyoming, Inc. (f/k/a Black Hills Generation, Inc.), a Wyoming corporation;

WHEREAS, Guarantor has entered into that certain Credit Agreement, dated as of May 5, 2005, among the Guarantor, the financial institutions from time to time party thereto, U.S. Bank, National Association and Union Bank of California, N.A., as co-syndication agents, Bank of America, N.A. and Bank of Montreal dba Harris Nesbitt, as co-documentation agents, and ABN AMRO Bank N.V., as administrative agent; and

WHEREAS, pursuant to Section 5.2 of the Original Guaranty the Financial Covenants contained in the Original Guaranty are to conform at all times to those comparable Financial Covenants contained in any Guarantor Credit Agreement which are more stringent than those Financial Covenants contained in the Original Guaranty.

NOW, THEREFORE, in order to conform the Financial Covenants contained in the Original Guaranty with those contained in the 2005 Credit Agreement, the Guarantor and Lessor wish to amend and restate the Original Guaranty, and Guarantor hereby agrees as follows:

SECTION 1

DEFINED TERMS

RULES OF CONSTRUCTION

1.1          Definitions. As used in this Guaranty, capitalized terms defined in the preamble, Preliminary Statements and other Sections of this Guaranty shall have the meanings set forth therein, terms defined in Exhibit A shall have the meanings set forth therein, and capitalized terms used herein or in Exhibit A but not otherwise defined herein or in Exhibit A shall, except as otherwise provided in the Agreement for Lease or the Lease, have the meanings set forth in the Lease, for any period on or after the Effective Date (as defined in the Lease) or the Agreement for Lease, for any period prior thereto.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

1.3          Use of Certain Terms. Unless the context of this Guaranty requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation”. The words “hereof”, “herein”, “hereby”, “hereunder”, and other similar terms of this Guaranty refer to this Guaranty as a whole and not exclusively to any particular provision of this Guaranty. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

1.4          Headings and References. Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Guaranty. Unless otherwise provided, references to Articles, Sections, Schedules, and Exhibits shall be deemed references to Articles, Sections, Schedules, and Exhibits of this Guaranty. References to this Guaranty and any other Operative Document include this Guaranty and the other Operative Documents as the same may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof. A reference to any Law shall mean that Law as it may be amended, modified or supplemented from time to time, and any successor Law. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Guaranty governing the assignment of rights and obligations under or the binding effect of any provision of this Guaranty.

SECTION 2

GUARANTY

2.1          Guaranty. Subject to the terms and conditions in this Guaranty, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Lessor and each Assignee that (i) all Payment Obligations will be promptly paid in full as and when due in accordance with the terms thereof whether at the stated due date, by acceleration or otherwise, and (ii) the Lessee will duly and punctually perform, comply with, and observe all Covenant Obligations as and when required in accordance with the terms thereof, in each case, without regard to whether such Obligation is direct or indirect, absolute or contingent, now or hereafter existing or owing, voluntary or involuntary, created or arising by contract, operation of Law or otherwise or incurred or payable before or after commencement of any proceedings by or against the Lessee under any Bankruptcy Law.

If an event permitting the exercise of remedies under an Operative Document shall at any time have occurred and be continuing and such exercise, or any consequences thereof provided in such Operative Document, shall at such time be prevented by reason of the pendency against the Lessee of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, solely for purposes of this Guaranty and its obligations hereunder, the Obligations and all other amounts payable under such Operative Document shall be deemed to have been declared in default, with all attendant consequences as provided in such Operative Document, as if such declaration of default and the consequences thereof had been accomplished in accordance with the terms of such Operative Document, and the Guarantor shall forthwith pay any amounts guaranteed hereunder upon written demand by the Lessor or any Assignee.

2.2          Guaranty Absolute. This Guaranty is an absolute, unlimited and continuing guaranty of performance and payment (and not of collection) of the Obligations. This Guaranty is in no way conditioned upon any attempt to collect from the Lessee or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor without regard to the validity or enforceability of any Operative Document, or of any term thereof.

The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provision in any Operative Document limiting the liability of any Person, or any agreement by a collateral agent under a Financing Arrangement to look for payment with respect thereto solely to certain Property and other collateral as described in the Operative Documents. Without limiting the foregoing, it is agreed and understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Lessee shall be in default with respect to the Obligations under the terms of the Operative Documents and that notwithstanding the recovery hereunder for or in respect of any given default with respect to the Obligations by the Lessee under the Operative Documents, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default with respect to the Obligations.

2.3          Reinstatement. In case any Operative Document shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Lessee or any of its properties in any Bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, the Guarantor’s obligations hereunder shall continue to the same extent as if such agreement had not been so rejected. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to the Lessor of the Obligations or any part thereof is rescinded or must otherwise be returned by the Lessor upon the insolvency, Bankruptcy or reorganization of the Lessee, or otherwise, as though such payment to the Lessor had not been made.

2.4          Enforcement. The Guarantor shall pay all reasonable costs, expenses and damages incurred (including attorneys’ fees and disbursements) in connection with the enforcement of the Obligations, to the extent that such costs, expenses and damages are not paid by the Lessee, and in connection with the enforcement of the obligations of the Guarantor under this Guaranty.

2.5          Guaranty Not Subject to Setoff, etc. The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense (other than payment, performance or affirmative discharge, release or termination of this Guaranty by the Lessor and each Assignee (or any agent representing such Assignee) in writing) based upon any claim the Guarantor or the Lessee may have against the Lessor or any other Person or the Guarantor may have against the Lessee and shall remain in full force and effect without regard to, and shall not be released, discharged, reduced or in any way affected by any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) the amending, modifying, supplementing or terminating (by operation of law or otherwise), expressly or impliedly, of any Operative Document, or any other instrument applicable to the Lessee or to the Obligations, or any part thereof; (b) any failure on the part of the Lessee to perform or comply with any term of any Operative Document or any failure of any other Person to perform or comply with any term of any Operative Document; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of any Operative Document or this Guaranty (except for any written waiver or modification of the provisions of this Guaranty signed by the parties hereto), whether or not the Lessor, the Lessee or the Guarantor has notice or knowledge of any of the foregoing; (d) any Bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Guarantor, the Lessee, or their respective properties or their creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security (and the Guarantor authorizes the Lessor to furnish, accept or release said security); (f) any limitation on the liability or Obligations of the Lessee under any Operative Document (except as expressly set forth therein) or any termination (by operation of law or otherwise), cancellation (by operation of law or otherwise), frustration, invalidity or unenforceability, in whole or in part, of any Operative Document, or any term thereof; (g) any lien, charge or encumbrance on or affecting the Guarantor’s or the Lessee’s respective assets and properties; (h) any act, omission or breach on the part of the Lessor or any Assignee under any Operative Document, or any other agreement at any time existing between the Lessor and the Lessee or any other Law, governmental regulation or other agreement applicable to the Lessor or any Obligation; (i) any claim as a result of any other dealings among the Lessor, any Assignee, the Guarantor or the Lessee or any of them; (j) the assignment or transfer of this Guaranty, any Operative Document (in accordance with and subject to the terms thereof) or any other agreement or instrument referred to in any Operative Document or applicable to the Lessee or the Obligations by the Lessor to any other Person; (k) any change in the name of the Lessor, any Assignee, the Lessee or any other Person referred to herein; (l) any subleasing or further subleasing of the Project or any part thereof, or any redelivery, repossession, sale, transfer or other disposition, surrender or destruction of the Project or any part thereof; (m) the transfer, assignment, mortgaging or purported transfer, assignment or mortgaging of all or any part of the interest of the Lessor, its successors or assigns, or the Lessee in the Project; (n) any failure of title with respect to the interest of the Lessor or the Lessee, or their respective successors and assigns, in the Project; (o) any defect in the compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of or failure to complete the Project or any portion thereof by the Lessee or any other Person for any reason whatsoever (including without limitation any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy, or any Event of Loss), and regardless of the duration thereof (even though such duration would otherwise constitute a frustration of the Lease), whether or not without fault on the part of the Lessee or any other Person; (p) any merger or consolidation of the Lessee or the Guarantor into or with any other Person or any sale, lease or transfer of any other assets of the Lessee or the Guarantor to any other Person; or (q) any change in the ownership of any shares of capital stock of the Guarantor or the Lessee (including any such change which results in an Affiliate of the Guarantor no longer owning capital stock of the Lessee); provided, however, that notwithstanding the foregoing, this Guaranty shall not constitute a waiver or release by the Lessee or the Guarantor of any claim of the Lessee or the Guarantor which may be asserted against the Lessor or any other party in a separate action or proceeding, or if required by applicable Law as a compulsory counterclaim in such action.

2.6          Waiver. The Guarantor unconditionally waives: (a) notice of any of the matters referred to in Section 2 hereof (except as expressly provided above); (b) all notices which may be required by Law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, notice of the acceptance of this Guaranty by the Lessor or any Assignee, or the creation, renewal, extension, modification or accrual of the Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest or nonpayment of any damages or other amounts payable under any Operative Document; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any Operative Document, including, without limitation, diligence in collection or protection of or realization upon the Obligations or any part thereof or any collateral therefor; (d) any requirement of diligence; (e) any requirement to mitigate the damages resulting from a default or project termination under any Operative Document, except that this shall not relieve the Lessor of any such obligation; (f) the occurrence of every other condition precedent to which the Guarantor or the Lessee may otherwise be entitled, except as provided in any Operative Document; and (g) the right to require the Lessor to proceed against the Lessee or any other Person liable on the Obligations, to proceed against or exhaust security held from the Lessee or any other Person, or to pursue any other remedy in the Lessor’s power whatsoever, and the Guarantor waives the right to have the Property of the Lessee first applied to the discharge of the Obligations.

The Lessor may, at its election, exercise any right or remedy it might have against the Lessee or any security held by the Lessor, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Obligations have been indefeasibly paid or satisfied, and the Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Guarantor against the Lessee or any such security, whether resulting from such election by the Lessor or otherwise. The Guarantor waives any defense arising by reason of any disability or other defense of the Lessee (which may nevertheless be asserted in a separate action or proceeding against the Lessor or any other party), or by reason of the cessation from any cause whatsoever of the liability, either in whole or in part, of the Lessee to the Lessor for the Obligations (other than as a result of payment, performance or affirmative discharge, release or termination of this Guaranty by the Lessor and each Assignee).

The Guarantor understands that the Lessor’s or any Assignee’s exercise of certain rights and remedies contained in the Operative Documents may affect or eliminate the Guarantor’s rights of subrogation against the Lessee and that the Guarantor may therefore incur partially or totally nonreimbursable liability hereunder; nevertheless, the Guarantor hereby authorizes and empowers the Lessor, its successors, endorsees and/or assignees (including each Assignee), to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

The Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Lessee and of all other circumstances bearing upon the risk of nonpayment of the Obligations and agrees that neither the Lessor nor any Assignee shall have any duty to advise the Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance. The Guarantor acknowledges that the Lessor has not made any representation to the Guarantor concerning the financial condition of the Lessee.

SECTION 3

COVENANTS OF THE GUARANTOR

3.1          Affirmative Covenants. So long as the Agreement for Lease or the Lease is in effect or the Lessee owes any amount thereunder which is guaranteed by the Guarantor, the Guarantor will (unless the Lessor shall otherwise consent in writing):

(a)         Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Laws (including environmental Laws).

(b)         Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that neither the Guarantor nor any Subsidiary shall be required to maintain or preserve any Property if (i) the Board of Directors of the Guarantor or such Subsidiary shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, (ii) that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lessor or any Assignee, and (iii) that the loss thereof would not materially impair the ability of the Guarantor to perform its obligations under this Guaranty in a timely manner.

(c)          Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Property, and (ii) all lawful claims which, if unpaid, might by Law become a lien upon its Property; provided, however, that neither the Guarantor nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(d)        Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

(e)         Preservation of Corporate Existence, Etc. Except as permitted under Section 3.2(b) hereof, preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises.

(f)           Visitation Rights. At any reasonable time and from time to time (upon prior written notice, if no Event of Default has occurred and is continuing), permit the Lessor, each Assignee or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, the Guarantor and any of its

Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants. The Guarantor will pay all costs and expenses incurred by the Lessor and Assignee and each of their respective agents or representatives in connection with the exercise of rights under this Section 3.1(f) during the existence of an Event of Default.

(g)          Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with GAAP.

(h)	Reporting Requirements. Furnish to the Lessor and each Assignee:

(i)           within 60 days after the end of each of the first three quarterly fiscal periods of the Guarantor, a consolidated unaudited balance sheet of the Guarantor and its Subsidiaries, and the related statements of income and statements of cash flow, as of the close of such period, all of the foregoing prepared by the Guarantor in reasonable detail in accordance with GAAP and certified by the Guarantor’s chief financial officer or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby;

(ii)          within 120 days after the end of each fiscal year of the Guarantor, a copy of the Guarantor’s financial statements for such fiscal year, including the consolidated balance sheet of the Guarantor and its Subsidiaries for such year and the related statements of income and statements of cash flow, each as certified by independent public accountants of recognized national standing selected by the Guarantor in accordance with GAAP with such accountants’ unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Guarantor and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided, that if the Guarantor delivers to the Lessor and each Assignee its Annual Report on Form 10-K for the applicable annual period, prepared in compliance with the requirements therefor and filed with the SEC, it shall be deemed to satisfy the requirements of this clause (ii) for such annual period;

(iii)         each set of financial statements delivered to the Lessor and each Assignee pursuant to clause (i) or (ii) above shall be accompanied by (A) a certificate of a Senior Financial Officer to the effect that no Event of Default, Potential Default or Triggering Event has occurred and is continuing (or, if any Event of Default, Potential Default or Triggering Event has occurred and is continuing, describing the same in reasonable detail and describing the action that the Guarantor has taken and proposes to take with respect thereto), and (B) a Compliance Certificate showing the Guarantor’s compliance with the covenants set forth in Sections 3.1(i), 3.1(j) and 3.2(c) hereof;

(iv)         as soon as possible and in any event within 5 days after the occurrence of each Event of Default, Potential Default and Triggering Event, continuing on the date of such statement, a statement of a Senior Financial Officer setting forth details of such Event of Default, Potential Default or Triggering Event and the action which the Guarantor has taken and proposes to take with respect thereto;

(v)          promptly, and in any event within 5 days upon their becoming available, one copy of (A) each financial statement, report, notice or proxy statement sent by the Guarantor or any Subsidiary of the Guarantor to public securities holders generally, (B) any current reports on Form 8-K or other material reports the Guarantor files with the SEC pursuant to the Securities Exchange Act of 1934, and (C) each regular, periodic or current report and each registration statement (without exhibits except as expressly requested by the Lessor or such Assignee and other than registration statements on Form S-8 or any successor form), and each final prospectus and all amendments thereto filed by the Guarantor or any Subsidiary of the Guarantor with the SEC;

(vi)         promptly and in any event within 10 days after the Guarantor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Senior Financial Officer describing such ERISA Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

(vii)       promptly and in any event within 2 days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(viii)      promptly and in any event within 5 days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;

(ix)        promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Guarantor or any Material Subsidiary which may materially adversely affect the financial condition, results of operations, operations, business, properties or prospects of the Guarantor or any such Material Subsidiary or which purports to affect the legality, validity, or enforceability of any Obligations, this Guaranty or any Operative Document;

(x)          promptly after the Guarantor (i) receives a rating from S&P and Moody’s with respect to its commercial paper or senior unsecured non-credit enhanced long-term debt (each a “Rating”), or (ii) knows of any change in such Rating by S&P or Moody’s, a notice of such Rating or such changed Rating, as the case may be; and

(xi)        such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries as the Lessor or any Assignee may from time to time reasonably request.

(i)           Consolidated Net Worth. At the end of each fiscal quarter maintain Consolidated Net Worth in an amount of not less than the sum of (i) $625,000,000, plus (ii) fifty percent (50%) of the aggregate Consolidated Net Income, if positive, for the period beginning January 1, 2005 and ending on the last day of such fiscal quarter.

(j)          Interest Expense Coverage Ratio. Maintain an Interest Expense Coverage Ratio of not less than 2.50 to 1.00, as determined at the end of each fiscal quarter.

(k)         Compliance with ERISA. Promptly pay and discharge, and cause each of its Subsidiaries to promptly pay and discharge, all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Lessor and Assignee of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Guarantor or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Guarantor or any of its Subsidiaries under any post-retirement Welfare Plan benefit.

3.2          Negative Covenants. So long as the Agreement for Lease or the Lease is in effect or the Lessee owes any amount thereunder which is guaranteed by the Guarantor, the Guarantor will not, without the written consent of the Lessor:

(a)          Liens. Create, incur, permit to exist or to be incurred, or permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred, any Lien of any kind on any Property owned by the Guarantor or any Subsidiary of the Guarantor; provided, however, that this Section 3.2(a) shall not apply to nor operate to prevent:

(i)           Liens arising by operation of law in respect of Property of the Guarantor or any of its Subsidiaries which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Guarantor or any of its Subsidiaries;

(ii)          Liens securing (i) Non-Recourse Indebtedness of any Subsidiary of the Guarantor or (ii) the obligations of a Project Finance Subsidiary under a power purchase agreement, provided, that in the case of clause (i) above any such Lien is limited to the Property being financed or refinanced by such Indebtedness and the stock (or similar equity interest) of the Subsidiary which incurred such Non-Recourse Indebtedness, and in the case of clause (ii) above any such Lien is limited to the Property and the stock (or similar equity interest) of such Project Finance Subsidiary;

(iii)        Liens for taxes or assessments or other government charges or levies on the Guarantor or any Subsidiary of the Guarantor or their respective Properties which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Guarantor; provided, that the aggregate amount of liabilities (including interest and penalties, if any) of the Guarantor and its Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(iv)         Liens arising out of judgments or awards against the Guarantor or any Subsidiary of the Guarantor, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Guarantor or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided, that the aggregate amount of liabilities (including interest and penalties, if any) of the Guarantor and its Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(v)          Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Guarantor and any Subsidiary of the Guarantor or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Guarantor or any Subsidiary of the Guarantor;

(vi)         Liens existing on the date hereof and listed on Schedule 7.9 to the Guarantor 2005 Credit Agreement;

(vii)       Liens securing (A) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Guarantor or a Subsidiary of the Guarantor used in the ordinary course of business of the Guarantor or a Subsidiary of the Guarantor, (B) Capitalized Lease Obligations, and (C) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that such Liens shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Guarantor pursuant to Section 3.1(h);

(viii)      Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(ix)         Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(x)          Liens relating to synthetic lease arrangements of the Guarantor or a Subsidiary of the Guarantor, provided that (A) such Lien is limited to the Property being leased, and (B) to the extent the lessor or any other Person has recourse to the Guarantor, any Subsidiary or any of their Property (other than the Property being so leased), through a Guarantee (including a residual guarantee) or otherwise, such Lien shall be permitted if the Guarantor has included the recourse portion of such obligations as Indebtedness for all purposes (including financial covenant calculations) under the Operative Documents;

(xi)         Liens on assets of the Marketing Subsidiaries granted in the ordinary course of business securing the reimbursement obligations of Marketing Subsidiaries with respect to letters of credit and any working capital facility of the Marketing Subsidiaries so long as the holder of such reimbursement obligation or provider of such working capital facility has no recourse against the Guarantor or a Consolidated Subsidiary of the Guarantor other than such Marketing Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise);

(xii)       Liens securing Indebtedness issued pursuant to (A) that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999, between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), and (B) that certain Indenture of Mortgage and Deed of Trust dated March 1, 1948, between Cheyenne and The United States National Bank of Denver, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, and the industrial revenue bonds issued in connection therewith; and

(xiii)      Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (i) through (x), inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced.

provided, that the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on any capital stock or other equity interests of the Material Subsidiaries.

(b)        Mergers, Consolidations and Sales of Assets. Will not, and will not permit any of its Material Subsidiaries to, (i) consolidate with or be a party to merger with any other Person or (ii) sell, lease or otherwise dispose of all or a “substantial part” of the assets of the Guarantor and its Subsidiaries; provided, however, that (w) the foregoing shall not prohibit any sale, lease, transfer or disposition to which the Lessor and Assignee have consented, such consent not to by unreasonably withheld if (A) such transaction does not result in a downgrade of either the Guarantor’s S&P Rating or Moody’s Rating, (B) such transaction is for cash consideration (or other consideration acceptable to the Lessor and Assignee) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole, (x) any Subsidiary of the Guarantor may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Guarantor or any Subsidiary of which the Guarantor holds (directly or indirectly) at least the same percentage equity ownership; provided, that in any such merger or consolidation involving the Guarantor, the Guarantor shall be the surviving or continuing corporation, (y) the Guarantor and its Subsidiaries may sell inventory, reserves and electricity in the ordinary course of business, and (z) the Guarantor may enter into a merger with, or acquisition of all of, another Person so long as:

(1)	the Guarantor is the surviving entity,

(2)	unless consented to by the Lessor and Assignee, no downgrade in the Guarantor’s S&P Rating or Moody’s Rating would occur as a result of the consummation of such a transaction,

(3)	if such transaction is an acquisition, the Board of Directors (or similar governing body) of the Person being acquired has approved being so acquired,

(4)	no Potential Default or Event of Default would has occurred and is continuing at the time of, or would occur as a result of, such transaction.

As used in this Section 3.2(b), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the consolidated assets of the Guarantor and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of the Guarantor and its Subsidiaries (excluding the Marketing Subsidiaries) during such fiscal year (other than inventory, reserves and electricity in the ordinary course of business) exceeds ten percent (10%) of the total assets of the Guarantor and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(c)         Recourse Leverage Ratio. Guarantor will not at the end of any fiscal quarter permit the Recourse Leverage Ratio to exceed 0.65 to 1.00.

SECTION 4

REPRESENTATIONS & WARRANTIES

The Guarantor represents and warrants to the Lessor that:

4.1          Corporate Existence; Compliance with Law. The Guarantor (a) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of South Dakota, (b) has full power, authority and legal right to own and operate its properties or to lease the properties it operates and to conduct its business as presently conducted and (c) is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where its ownership or lease of properties or the conduct of its business requires such qualification.

4.2          Corporate Power; Authorization; Enforceable Obligations. The Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty. No consent of any other Person (including, without limitation, stockholders and creditors of the Guarantor), and no authorization of, notice to, or other act by or in respect of the Guarantor by or with any governmental authority, agency or instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty. This Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.3          No Legal Bar. The execution, delivery and performance by the Guarantor of this Guaranty will not violate any provision of any existing Law or regulation applicable to the Guarantor, or of any award, order or decree applicable to the Guarantor of any court, arbitrator or governmental authority, or of the certificate of incorporation or bylaws of the Guarantor, or of any security issued by the Guarantor, or of any mortgage, indenture, lease, contract or other agreement or undertaking to which the Guarantor is a party or by which the Guarantor or any of its properties or assets is bound, or will result in the creation or imposition of any lien, charge, encumbrance or security interest on any of the properties or assets of the Guarantor pursuant to the provisions of any of the foregoing.

4.4          ERISA. The Guarantor and its Subsidiaries are not in violation of the Employee Retirement Income Security Act of 1974, as amended, except to the extent any such violation could not reasonably be expected to have a material adverse effect on, (a) the business, assets, properties, revenues, financial condition, operations or prospects of the Guarantor or (b) the ability of the Guarantor to perform its obligations under this Guaranty in a timely manner. For purposes of this paragraph, the term “Subsidiary” shall mean with respect to any Person, any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other ownership interest (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the happening of any contingency) is at the time owned directly or indirectly by such Person.

4.5          Ownership of Lessee. All of the Lessee’s capital stock is owned (directly or indirectly) beneficially and of record by the Guarantor.

4.6          Financial Statements. The financial statements contained in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2005 fairly present the financial position, results of operations and cash flows of the Guarantor and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP.

4.7          Changes. Since December 31, 2005, there has been no material adverse change in the business, assets, properties, revenues, financial condition, operations or prospects of the Guarantor and its Subsidiaries, taken as a whole, nor any change which would materially impair the ability of the Guarantor to perform its obligations under this Guaranty in a timely manner.

4.8          Litigation. There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or threatened against or affecting the Guarantor or any of its Subsidiaries or any Property or rights of any of them or questioning the enforceability of this Guaranty, which, if adversely determined, could reasonably be expected to have a material adverse effect on, (a) the business, assets, properties, revenues, financial condition, operations or prospects of the Guarantor, (b) the ability of the Guarantor to perform its obligations under this Guaranty in a timely manner or (c) which purports to affect the legality, validity or enforceability of this Guaranty or the transactions contemplated hereby.

SECTION 5

MISCELLANEOUS

5.1          Payments. Each payment by the Guarantor under this Guaranty shall be made in immediately available funds to or on the order of the Lessor or the collateral agent under any Financing Arrangement, as the case may be, in each case without setoff or counterclaim; provided, that no such payment shall be deemed a waiver of any rights the Guarantor may have against the Lessor or the Lessee.

5.2          Financial Covenants. Certain financial covenants relating to consolidated net worth, the recourse leverage ratio, and the interest coverage ratio are set forth in the Guarantor 2005 Credit Agreement and may be included from time to time in other Guarantor Credit Agreements, and corresponding financial covenants are set forth in Section 3.1(i) (Consolidated Net Worth), Section 3.2(c) (Recourse Leverage Ratio) and Section 3.1(j) (Interest Expense Coverage Ratio) herein (together the “Financial Covenants”). The Guarantor agrees to amend this Guaranty such that the Financial Covenants set forth in this Guaranty shall be made to conform to comparable Financial Covenants which are more stringent and which may be set forth in any such Guarantor Credit Agreements from time to time. In no event shall the Financial Covenants contained in this Guaranty be amended to conform to any such Financial Covenant that is less stringent than the corresponding Financial Covenant as set forth in this Guaranty. The Guarantor shall deliver to the Lessor and Assignee a certificate of a Senior Financial Officer (i) within thirty (30) days after each amendment, modification, restatement or deletion of any Financial Covenant, specifying the effective date of such amendment, modification, restatement or deletion, and the Financial Covenant in effect as a result thereof, and (ii) within thirty (30) days after a replacement Guarantor Credit Agreement becomes effective, specifying the effective date of such Guarantor Credit Agreement and enclosing copies of the Financial Covenants in effect as a result thereof. Furthermore, the Guarantor shall sign any instrument necessary to effect any amendment to this Guaranty, if necessary pursuant to provisions set forth in this Section 5.2.

5.3          Parties. This Guaranty shall inure to the benefit of the Lessor and each Assignee and its and their respective successors, assigns or transferees, and shall be binding upon the Guarantor and its successors and assigns. The Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Lessor and the collateral agent under any Financing Arrangement. Upon notice to the Guarantor, the Lessor and its successors, assigns and transferees may assign its or their rights and benefits under this Guaranty to (i) any financial institutions providing financing to the Lessor in connection with the Agreement for Lease and the Lease or any collateral agent for such financial institutions, and (ii) any purchaser or transferee of all or a substantial portion of the rights and interests of the Lessor and its successors, assigns or transferees in and to the Project.

5.4          Notices. All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express courier service (including Federal Express, DHL, Airborne Express, and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed through the United States Postal Service, postage prepaid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided, that in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (a), (b) or (c) of this Section 5.4. All notices shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other party in the manner set forth herein. The initial addresses of the parties hereto are as follows:

If to the Lessor:

Wygen Funding, Limited Partnership
c/o ML Leasing Equipment Corp.

Four World Financial Center

New York, New York 10080

Attn:	Natalya Anbinder
Tel:	(212) 449-7113
Fax:	(212) 449-4246

With a copy to:

ML Leasing Equipment Corp.
Four World Financial Center
New York, New York 10080
Attn:	Robert Lyons
Fax:	(212) 671-4511

and to:

Calyon New York Branch
1301 Avenue of the Americas
New York, New York 10019
Attn:	Martin Livingston
Tel:	(212) 261-7891
Fax:	(212) 261-3421

If to the Guarantor:

Black Hills Corporation

625 Ninth Street
Rapid City, South Dakota 57709

Attn:	Garner M. Anderson

Vice President - Treasurer
Tel:	(605) 721-2311
Fax:	(605) 721-2597

5.5          Remedies. The Guarantor stipulates that the remedies at law in respect of any default or threatened default by the Guarantor in the performance of or compliance with any of the terms of this Guaranty are not and will not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

5.6          Right to Deal with the Lessee. At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of the Guarantor hereunder, the Lessor or any Assignee may deal with the Lessee in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant the Lessee, without notice or demand and without affecting the Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of payment or any part thereof contained in or arising under any Operative Document, or to waive any Obligation of the Lessee to perform any act or acts as the Lessor or any Assignee may deem advisable.

5.7          Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation hereunder, by any payment made hereunder or otherwise, until all of the Obligations have been indefeasibly paid in full in cash and performed in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held in trust for the benefit of the Lessor and the collateral agent under any Financing Arrangement and shall forthwith be paid as provided in Section 5.1 hereof to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Operative Documents. If (a) the Guarantor shall make payment to the Lessor or any successor, assignee or transferee of the Lessor of all or any part of the Obligations and (b) all the Obligations shall be indefeasibly paid in full in cash, the Lessor or any such successor, assignee or transferee of the Lessor will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse as set forth in Section 30 of the Lease, and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

5.8          Survival of Representations, Warranties, etc. All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Lessor or any Assignee and shall continue in full force and effect until all of the obligations of the Guarantor under this Guaranty shall be fully performed in accordance with the terms hereof, including without limitation the payment and performance in full of all Obligations.

5.9          Third Party Beneficiaries. The Guarantor acknowledges and agrees that each Indemnified Person (as defined in the Lease) shall be a third party beneficiary of this Guaranty with respect to all indemnified amounts and all other amounts that are owed by the Lessee to such party under the Operative Documents.

5.10       Governing Law and Consent to Jurisdiction; Waiver of Jury Trial. THIS GUARANTY HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK. THE GUARANTOR AND LESSOR AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, THIS GUARANTY, AND THE RIGHTS AND DUTIES OF THE GUARANTOR AND LESSOR HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE GUARANTOR HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTIES, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE LESSOR OR ANY ASSIGNEE FROM OBTAINING JURISDICTION OVER THE GUARANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE GUARANTOR AND LESSOR EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS GUARANTY. THE GUARANTOR AND LESSOR ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 5.10 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

5.11       Severability. If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby. Any term of this Guaranty may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the Guarantor and Lessor, and consented to by the collateral agent under any Financing Arrangement.

5.12       Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.13       No Merger. There shall be no merger of this Guaranty and the Lease by reason of the fact that the same person, firm or entity is, directly or indirectly, the Guarantor and a lessee under the Lease or acquires or holds the leasehold estate created by the Lease or any part of such leasehold estate.

5.13       Amendment and Restatement. This Guaranty amends, restates and supercedes in its entirety the Original Guaranty in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.

BLACK HILLS CORPORATION,

as Guarantor

By:___________________________

Name:

Title:

Acknowledged and Agreed:

WYGEN FUNDING, LIMITED PARTNERSHIP

By:	Wygen Capital, Inc., its

General Partner

By: ____________________________

Name:

Title:

EXHIBIT A

DEFINED TERMS

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement for Lease” means the Agreement for Lease, dated as of July 20, 2001, between the Lessor and the Lessee.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A “Voluntary Bankruptcy” means, with respect to any Person, (i)(a) the inability of such Person generally to pay its debts as such debts become due, (b) the failure of such Person generally to pay its debts as such debts become due or (c) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Property; or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed or stayed within sixty (60) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the Property of such Person which order shall not be dismissed or stayed within sixty (60) days.

“BHP” means Black Hills Power, Inc., a South Dakota corporation, and its successors.

“Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) all Recourse Indebtedness (provided that for purposes of clause (B) of this definition, to the extent otherwise included, Indebtedness of Marketing Subsidiaries in an aggregate amount not to exceed the Marketing Subsidiary Indebtedness Limit incurred under Marketing Subsidiary Excluded Credit Facilities shall not be deemed to be Recourse Indebtedness).

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“Change of Control Event” means one or more of the following events:

(a)          less than a majority of the members of the Board of Directors of the Guarantor shall be persons who either (i) were serving as directors on the date hereof or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

(b)          the stockholders of the Guarantor shall approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

(c)          a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of the Guarantor as of the date hereof) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of the Guarantor representing more than ten percent (10%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of the Guarantor; or

(d)          Except as permitted by Section 3.2(b), the Guarantor ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interest of any Material Subsidiary.

“Cheyenne” means Cheyenne Light, Fuel & Power Company, a Wyoming corporation, and its successors.

“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Guarantor and its Consolidated Subsidiaries on a consolidated basis, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) to the extent deducted in arriving at Consolidated Net Income, net federal, state and local income taxes in respect of such period, (iii) to the extent deducted in arriving at Consolidated Net Income, Consolidated Interest Expense, (iv) to the extent deducted in arriving at Consolidated Net Income, the amount charged for the amortization of intangible assets, (v) to the extent deducted in arriving at Consolidated Net Income, the amount charged for the depreciation and depletion of assets, and (vi) to the extent deducted in arriving at Consolidated Net Income, losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, less (B) the amount for such period of (i) to the extent added in arriving at Consolidated Net Income, interest income arising from traditional investment activities with banks, investment banks and other financial institutions or relating to governmental or other marketable securities and (ii) to the extent added in arriving at Consolidated Net Income, gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period of the Guarantor and its Consolidated Subsidiaries, the amount for such period of consolidated net income (or net loss) of the Guarantor and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of the Guarantor determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, as to any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated, with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

“Consolidated Interest Expense” means, with reference to any period of the Guarantor and its Subsidiaries, the sum of (i) all interest charges (including capitalized interest, imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense and other deferred financing charges) of the Guarantor and its subsidiaries on a consolidated basis for such period determined in accordance with GAAP, (ii) all commitment or other fees payable in respect of the issuance of standby letters of credit or other credit facilities for the account of the Guarantor or its Subsidiaries, and (iii) net costs/expenses incurred by the Guarantor and its Subsidiaries under interest rate derivative arrangements.

“Covenant Obligations” means, all obligations, covenants, and undertakings of the Lessee contained in or arising under the Operative Documents, other than Payment Obligations.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the date hereof, entered into among the Lessor, the lenders parties thereto, the liquidity purchasers parties thereto and Calyon New York Branch (formerly known as Credit Lyonnais New York Branch), as Administrative Agent, as the same may be amended, restated, modified or supplemented from time to time.

“Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option, that relates to fluctuations in raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing. “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan or L/C Obligations (as such terms are defined in the Guarantor 2005 Credit Agreement).

“Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who, for purposes of Title IV of ERISA, is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Guarantor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (v) the failure by the Guarantor or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” means any of the following events shall occur and be continuing:

(a)          the Guarantor shall fail to pay any amount due under this Guaranty when the same becomes due and payable; or

(b)          any representation or warranty made by the Guarantor in this Guaranty or by the Guarantor (or any of its officers) in connection with this Guaranty or any Financing Arrangement shall prove to have been incorrect in any material respect when made; or

(c)         the Guarantor shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.2 hereof, or (ii) any other term, covenant or agreement contained in this Guaranty on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for (30) thirty days after written notice thereof shall have been given to the Guarantor by the Lessor or any Assignee; or

(d)         the Lessee, the Guarantor or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $20,000,000 in the aggregate of the Lessee, the Guarantor or any such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)         the entry of a decree or order for relief in respect of the Lessee or the Guarantor by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Lessee or the Guarantor or of any substantial part of the Lessee’s or the Guarantor’s Property, or ordering the winding up or liquidation of the Lessee’s or the Guarantor’s affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and such decree or order remains unstayed and in effect for sixty (60) consecutive days; or the commencement against the Lessee or the Guarantor of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days; or

(f)           the suspension or discontinuance of the Lessee’s or the Guarantor’s business operations, or the Lessee’s or the Guarantor’s insolvency (however evidenced), or the Lessee’s or the Guarantor’s admission of insolvency or bankruptcy, or the commencement by the Lessee or the Guarantor of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by the Lessee or the Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or the Guarantor or of any substantial part of the Lessee’s or the Guarantor’s Property, or the making by the Lessee or the Guarantor of an assignment for the benefit of creditors, or the failure of the Lessee or the Guarantor generally to pay its debts as such debts become due, or the taking of corporate action by the Lessee or the Guarantor in furtherance of any such action; or

(g)         any final judgment or judgments for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against the Lessee, the Guarantor or any of its Material Subsidiaries by any court of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment or judgments shall not be effectively stayed; or

(h)         any ERISA event shall have occurred with respect to a Plan and, thirty (30) days after notice thereof shall have been given to the Guarantor by the Lessor or any Assignee, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then lost (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $20,000,000; or

(i)          the Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $20,000,000 per annum; or

(j)          the Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $20,000,000, or

(k)         the Guarantor or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $20,000,000; or

(l)	a Change of Control Event shall have occurred.

“Financial Statements” means the financial statements accompanying the Guarantor’s Annual Report on Form 10-K or the Guarantor’s Quarterly Reports on Form 10-Q filed from time to time with the SEC pursuant to the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Guarantor and its Subsidiaries on a basis consistent with the preparation of the Guarantor’s financial statements furnished to the Lessor as described in Section 4.6 hereof.

“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligations of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Guarantor Credit Agreement” means the Guarantor 2005 Credit Agreement and any other credit agreement pertaining to Indebtedness entered into by the Guarantor, including any such credit agreement to replace or refinance the Indebtedness under the Guarantor 2005 Credit Agreement.

“Guarantor 2005 Credit Agreement” means the Credit Agreement, dated as of May 5, 2005, among the Guarantor, the financial institutions from time to time party thereto, U.S. Bank, National Association and Union Bank of California, N.A., as co-syndication agents, Bank of America, N.A. and Bank of Montreal dba Harris Nesbitt, as co-documentation agents, and ABN AMRO Bank N.V., as administrative agent, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Immaterial Subsidiary” shall mean, any direct or indirect subsidiary of the Guarantor (i) whose total assets (as determined in accordance with GAAP) do not represent at least five percent (5%) of the total assets (as determined in accordance with GAAP) of the Guarantor and its subsidiaries on a consolidated basis or (ii) whose total revenues (as determined in accordance with GAAP) do not represent at least five percent (5%) of the total revenues (as determined in accordance with GAAP) of the Guarantor and its subsidiaries on a consolidated basis, provided that no subsidiary shall be deemed an Immaterial Subsidiary to the extent (a) the total assets of such subsidiary, when combined with the total assets of other subsidiaries which are Immaterial Subsidiaries, represent at least ten percent (10%) of the total assets (as determined in accordance with GAAP) of the Guarantor and its subsidiaries on a consolidated basis or (ii) the total revenues of such subsidiary, when combined with the total revenues of other Immaterial Subsidiaries, (as determined in accordance with GAAP) represent at least ten percent (10%) of the total revenues (as determined in accordance with GAAP) of the Guarantor and its subsidiaries on a consolidated basis. As used in this definition “subsidiary” shall mean any Person whose financial statements are consolidated into the financial statements of the Guarantor in accordance with GAAP.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Guarantor or any Subsidiary of the Guarantor in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guarantees issued by such Person, provided that Long-Term Guarantees shall not be deemed “Indebtedness” for purposes of calculating the Guarantor’s compliance with the financial covenants set forth herein; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances, (vii) all Derivative Obligations of such Person (but excluding Derivative Obligations of Marketing Subsidiaries), provided that for purposes of determining the Guarantor’s compliance with the financial covenants set forth herein, only the Guarantor’s Derivative Obligations under Derivative Arrangements which must be marked-to-market in accordance with GAAP shall be included as Indebtedness of the Guarantor, and (viii) all obligations of such Person under synthetic (and similar type) lease arrangements, provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capital Lease.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense Coverage Ratio” means, for any period of four consecutive quarters of the Guarantor ending with the most recently completed such fiscal quarter, the ratio of (A) Consolidated EBITDA to (B) Consolidated Interest Expense for such period.

“Law” shall mean any law (including, without limitation, any environmental Law), treaty, directive, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement or decision of or agreement with or by any governmental or governmental department, commission, board, court, authority, agency, official or officer having jurisdiction of the matter in question.

“Lease” means the Lease Agreement, dated as of July 20, 2001, between Wygen Funding, Limited Partnership, as Lessor, and Black Hills Wyoming, Inc. (f/k/a Black Hills Generation, Inc.), as Lessee, as the same may be amended, restated, modified or supplemented from time to time.

“Lessee” means Black Hills Wyoming, Inc. (f/k/a Black Hills Generation, Inc.), both in its capacity as Lessee under the Lease and in its capacity as Agent under the Agreement for Lease, and its successors and assigns.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Long-Term Guarantee” means (i) any Guarantee issued by the Guarantor or its Subsidiaries under which the holder or beneficiary of such Guarantee is not permitted under any circumstance or contingency to make demand or exercise any other remedies under such Guarantee prior to the termination of the Guarantor 2005 Credit Agreement, as extended from time to time in accordance with the terms thereof and (ii) any coal mining reclamation bonds or contingent indemnity or reimbursement obligations with respect to such reclamation bonds (so long as such reclamation bonds have not been called upon).

“Marketing Subsidiary” means each of Black Hills Energy Resources, Inc., a South Dakota corporation, and Enserco Energy, Inc., a South Dakota corporation, and their respective subsidiaries.

“Marketing Subsidiary Excluded Credit Facilities” means those certain credit facilities of the Marketing Subsidiaries described on Schedule I hereto, as such credit facilities are in effect on the date hereof, or as any such credit facility may be amended, restated or otherwise modified on terms and conditions and pursuant to documentation to accommodate an increase in the borrowings thereunder from $200,000,000 to $260,000,000, provided that such credit facilities shall cease to be Marketing Subsidiary Excluded Credit Facilities to the extent availability is otherwise increased, any substantive term thereof is materially modified, or such credit facility is extended more than once in any fiscal year for a period of more than one year. Any replacement credit facility of a Marketing Subsidiary Excluded Credit Facility shall be deemed a Marketing Subsidiary Excluded Credit Facility only if such replacement credit facility contains terms substantially the same as the Marketing Subsidiary Excluded Credit Facility being replaced (including tenor but excluding the increase in borrowings otherwise permitted above) or is approved in writing by the Lessor and Assignee.

“Marketing Subsidiary Indebtedness Limit” means the sum of (i) the aggregate amount of credit availability (used or unused) under Marketing Subsidiary Excluded Credit Facilities as of the date hereof and (ii) $25,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Guarantor or the Guarantor and its Subsidiaries taken as a whole, (ii) the ability of the Guarantor to perform its material obligations under this Guaranty or any other Operative Document, (iii) the validity or enforceability of the material obligations of the Guarantor under this Guaranty or any other Operative Document, (iv) the rights and remedies of the Lessor or any Assignee against the Guarantor; or (v) the timely payment of any amounts payable by the Guarantor hereunder.

“Material Subsidiaries” means BHP, Black Hills Energy, Inc., Wyodak Resources Development Corp., Black Hills Generation, Inc., Cheyenne, and any other Subsidiary of the Guarantor which is not either an Immaterial Subsidiary or a Project Finance Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the rating assigned by Moody’s and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or if neither Moody’s nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed among the Lessor, the Assignee and the Guarantor). Any reference in this Guaranty to any specific rating is a reference to such rating as currently defined by Moody’s (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Guarantor or an ERISA Affiliate and at least one Person other than the Guarantor and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Recourse Indebtedness” means, without duplication, all Indebtedness of the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings (including project financings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Guarantor or a Consolidated Subsidiary of the Guarantor other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness. For purposes of clarification, any Indebtedness of a Project Finance Subsidiary which would otherwise constitute Non-Recourse Indebtedness but for the issuance by the Guarantor or a Consolidated Subsidiary of the Guarantor of a Guarantee or other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Guaranty be deemed Non-Recourse Indebtedness so long as (i) the Guarantor’s or such Consolidated Subsidiary’s obligations under such Guarantee or other document are treated for all purposes as Recourse Indebtedness hereunder, (ii) such Recourse Indebtedness of the Guarantor or such Consolidated Subsidiary is unsecured and is otherwise permitted by this Guaranty, and (iii) such Recourse Indebtedness of the Guarantor or such Consolidated Subsidiary does not in the aggregate exceed $100,000,000 at any one time outstanding.

“Obligations” means Payment Obligations and Covenant Obligations, individually and collectively.

“Operative Documents” means this Guaranty, the Lease, the Agreement for Lease, the Ground Lease (as defined in the Lease), the Pledge Agreement, the Management Agreement, the Credit Agreement, the Security Documents and the Notes (each as defined in the Credit Agreement), the Shortfall Agreement (as defined in the Credit Agreement), the Fee Agreement, the Hannover LAPA and the Securities Collateral Account Agreement (each as defined in the Credit Agreement).

“Payment Obligations” means all rent, obligations, liabilities, indebtedness and other amounts of every kind arising out of the Operative Documents and payable by the Lessee, all amounts payable or reimbursable in respect to indemnities provided for in the Operative Documents in respect of a failure or refusal by the Lessee to make any such payment or reimbursement, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to the Lessor.

“PBGC” means the Pension Benefit Guaranty Corporation or successor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Permitted Liens” means, (a) Liens for taxes, assessments or governmental charges or levies to the extent not past due; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which adequate reserves therefor, if any, shall have been established as required by GAAP and are being contested in good faith; (c) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure public or statutory obligations of the Guarantor or any Subsidiary of the Guarantor; (d) purchase money Liens upon or in Property hereafter acquired by the Guarantor in the ordinary course of business (consistent with present practices) to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing; (e) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies; (f) Liens securing Non-Recourse Indebtedness of the Guarantor; and (g) Liens existing on the date hereof and listed on Schedule 7.9 to the Guarantor 2005 Credit Agreement.

“Plan” means a Multiemployer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the pledge agreement, dated as of July 20, 2001, by and between the Lessee, as pledgor, and Lessor, as pledgee, as the same may be amended, restated, modified, or supplemented from time to time in accordance with the terms thereof.

“Potential Default” means any event that, with the giving of notice, lapse of time or both would constitute an Event of Default.

“Project Finance Subsidiary” means any Subsidiary of the Guarantor as to which the creditors and other holders of Indebtedness of such Subsidiary have recourse solely against the assets of such Subsidiary and not against the Guarantor or any other Subsidiary of the Guarantor or any of their other assets (whether directly, through a Guarantee or otherwise) other than (i) pursuant to a Guarantee permitted under the Guarantor 2005 Credit Agreement and (ii) the stock of such special purpose Subsidiary (or similar equity interest).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Recourse Indebtedness” means, without duplication, all Indebtedness of the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP other than Non-Recourse Indebtedness.

“Recourse Leverage Ratio” means, as of any time the same is to be determined, the ratio of the amount of (A) Recourse Indebtedness outstanding at such time (provided that for purposes of clause (A) of this definition, to the extent otherwise included, Indebtedness of Marketing Subsidiaries in an aggregate amount not to exceed the Marketing Subsidiary Indebtedness Limit incurred under Marketing Subsidiary Excluded Credit Facilities shall not be deemed to be Recourse Indebtedness) to (B) the amount of Capital at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means the rating assigned by S&P and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United

States as mutually agreed among the Lessor, the Assignee and the Guarantor). Any reference in this Guaranty to any specific rating is a reference to such rating as currently defined by S&P’s (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“SEC” means the Securities and Exchange Commission.

“Senior Financial Officer” means the Chief Financial Officer, Treasurer or Controller of the Guarantor.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Guarantor or an ERISA Affiliate and no Person other than the Guarantor and its ERISA Affiliate, or (ii) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, with respect to the Guarantor, any corporation or other entity (i) which is consolidated into the financial statements of such Guarantor in accordance with GAAP or (ii) of which more than fifty (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Guarantor or by one or more of its Subsidiaries.

“Triggering Event” means the Guarantor’s S&P Rating ceases to be at least BBB- or its Moody’s Rating ceases to be at least Baa3.

“Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

“Welfare Plan” means a “welfare plan”, as defined in Section 3(l) of ERISA.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

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